Exhibit 99.1

TO:	Executive Officers and Directors of WestRock Company

FROM:	Bob McIntosh

DATE:	November 30, 2015

RE:	Important Notice Regarding Blackout Period and Restrictions on Ability to Trade Shares of WestRock Securities

This notice is to inform you of restrictions on your ability to trade equity securities of WestRock Company (the “Company”) during an upcoming “blackout period” that will apply to the Company’s 401(k) plans. This special “blackout period” is imposed on executive officers and directors of the Company by the Sarbanes-Oxley Act of 2002 and Securities and Exchange Commission Regulation BTR (Blackout Trading Restriction) and is in addition to the Company’s regular trading black-out periods related to its earnings releases.

The blackout period is being imposed because of the merger of the RockTenn and MeadWestvaco 401(k) plans and the transition to a new recordkeeper for the merged 401(k) plan. During the blackout period, participants in the 401(k) plans will not be able to access their accounts to direct or diversify their investments or request a distribution. Participants in the MeadWestvaco 401(k) plans will not be able to change the portion of their accounts invested in the Company’s common stock under those plans. The blackout period will begin at 4:00 p.m. (Eastern Time) on December 28, 2015, and will end as soon as the transition to a new recordkeeper has been completed, which is expected to take place during the week beginning January 17, 2016 (the “Blackout Period”).

In accordance with Section 306(a) of the Sarbanes-Oxley Act of 2002 and Rule 101 of Securities and Exchange Commission Regulation BTR, the Company’s directors and executive officers are prohibited during the Blackout Period from purchasing, selling, or otherwise acquiring or transferring, directly or indirectly, any equity security of the Company acquired in connection with his or her employment as an executive officer or service as a director.

Please note the following:

•	“Equity securities” is defined broadly to include the Company’s common stock, stock options, and other derivative securities.

•	Prohibited transactions are not limited to those involving your direct ownership, but include any transaction in equity securities in which you have a pecuniary interest (for example, transactions by your immediate family members living in your household).

•	Among other things, these rules prohibit selling shares of Company stock acquired pursuant to an exercise of options granted to you in connection with your employment as an executive officer or service as a director, selling shares of Company stock originally received as a restricted stock grant or upon the vesting of a restricted performance award, or selling shares to cover withholding taxes upon the vesting of restricted stock or restricted performance awards.

•	Exemptions from these rules generally apply for purchases or sales under pre-existing Rule 10b5-1 plans, dividend reinvestment plans, sales required by law and certain other “automatic” transactions.

•	Although you are permitted to engage in transactions involving equity securities that were not acquired in connection with your employment as an executive officer or service as a director, there is a presumption that any such transactions are prohibited unless you can identify the source of the shares and show that you used the same identification for all related purposes, such as tax reporting and disclosure requirements.

Inquiries with respect to this blackout period, including the date on which the blackout period has ended, should be directed to me at (678) 291-7456.

These rules apply in addition to the trading restrictions under the Company’s Insider Trading Policy. If you engage in a transaction that violates these rules, you may be required to disgorge your profits from the transaction, and you may be subject to civil and criminal penalties. Please remember that you are required to pre-clear with me any trades you would like to make in WestRock stock.